RETENTION INCENTIVE AGREEMENT

THIS RETENTION INCENTIVE AGREEMENT (the "Agreement") is effective as of December 9, 2024 (the "Effective Date") between Oglethorpe Power Corporation (An Electric Membership Corporation) (the "Company") and Elizabeth Bush Higgins, an employee of the Company (the "Employee"). The Company considers the continuing services, leadership and support by the Employee during the Retention Periods (as defined herein) to be important to the ongoing management of the business of the Company, and wishes to incentivize the Employee to remain in active employment of the Company and work diligently from the Effective Date through the end of the Retention Periods. Therefore, for good and valuable consideration, the Employee and the Company agree as follows:

1. Definitions

(a) **Active Employee**. For purposes of this Agreement, the Employee will be considered an "Active Employee" on a given date if, on that date, the Employee remains actively employed by the Company in the position of Executive Vice President and Chief Financial Officer, has not given oral or written notice of the Employee's intent to resign or retire as of a date prior to the end of each of the Retention Periods (as defined herein) and has not engaged in any conduct that would be grounds for discharge by the Company for Cause (as defined herein). For purposes of this Agreement, the Employee will not be considered an "Active Employee" on any date the Employee is eligible to receive benefits under the Company's long-term disability plan on account of a disability.

(b) **Cause.** For the purposes of this Agreement, Cause shall be defined as: (i) the Employee's failure to perform the Employee's duties which causes or is likely to cause material harm to the Company or material interference with its operations; (ii) the Employee's substantial, material failure to comply with the Company's written directions or policies; or (iii) the Employee's engaging in conduct that is unlawful or disreputable, to the possible material detriment of the Company, its affiliates, its predecessors or successors, or the Employee's own reputation; provided, however, that with respect to (i) and (ii) above, the Employee has been given prompt notice of the failure and a reasonable opportunity to cure it.

(c) **Retention Periods**. For the purposes of this Agreement, the term Retention Periods shall mean:

(i) **First Retention Period:** The Effective Date through December 31, 2025

(ii) **Second Retention Period:** January 1, 2026 through December 31, 2026

(iii) **Third Retention Period:** January 1, 2027 through December 31, 2027

(iv) **Fourth Retention Period:** January 1, 2028 through December 31, 2028

2. Retention Incentive Eligibility

(a) **First Retention Incentive Bonus**. Subject to the terms of this Agreement, if for the entire First Retention Period, the Employee has remained an Active Employee of the Company, the Employee will be eligible for a retention incentive bonus (the "First Retention Bonus") in the amount of two hundred thousand dollars ($200,000). The First Retention Bonus will be paid within thirty (30) days of the end of the First Retention Period.

(b) **Second Retention Incentive Bonus**. Subject to the terms of this Agreement, if for the entire Second Retention Period, the Employee has remained an Active Employee of the Company,

the Employee will be eligible for a second retention incentive bonus (the "Second Retention Bonus") in the amount of three hundred thousand dollars ($300,000). The Second Retention Bonus will be paid within thirty (30) days of the end of the Second Retention Period.

(c) **Third Retention Incentive Bonus**. Subject to the terms of this Agreement, if for the entire Third Retention Period, the Employee has remained an Active Employee of the Company, the Employee will be eligible for a third retention incentive bonus (the "Third Retention Bonus") in the amount of three hundred and fifty thousand dollars ($350,000). The Third Retention Bonus will be paid within thirty (30) days of the end of the Third Retention Period.

(d) **Fourth Retention Incentive Bonus**. Subject to the terms of this Agreement, if for the entire Fourth Retention Period, the Employee has remained an Active Employee of the Company, the Employee will be eligible for a fourth retention incentive bonus (the "Fourth Retention Bonus") in the amount of three hundred and fifty thousand dollars ($350,000). The Fourth Retention Bonus will be paid within thirty (30) days of the end of the Fourth Retention Period.

(e) **Termination of Employment**. In the event that the Employee resigns or leaves employment with the Company for any reason or the Company terminates the Employee's employment for any reason prior to the end of a Retention Period, the Employee shall forfeit and lose any and all rights to receive the Retention Bonus for the Retention Period in which such termination of employment occurs and any subsequent Retention Periods, but shall not be obligated to return any Retention Bonus earned in a prior Retention Period. By way of example, if the Employee's employment with the Company terminates following the end of the Second Retention Period, but prior to the end of the Third Retention Period, the Employee would forfeit and lose any and all right to receive the Third and Fourth Retention Bonuses.

(f) **Tax Withholding**. Each Retention Bonus will be subject to all applicable tax withholdings and other deductions required by law.

3. Assignment and Successorship. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. This Agreement shall also be binding upon and shall inure to the benefit of Employee and Employee's estate, but Employee may not assign any rights or delegate any duties or obligations under this Agreement.

4. Business Discretion of Company. This Agreement is not an employment agreement and does not obligate the Company to retain the Employee in the employ of the Company for any prescribed period or term. This Agreement does not modify any Employment Agreement between the Company and the Employee.

5. Non-Benefit Bearing Payments. Any amounts to be paid under this Agreement shall not be treated as compensation for purposes of computing or determining any severance pay, or any benefit payable under any bonus or incentive plan, insurance plan, disability plan, health and welfare benefit plan, fringe benefit plan, or any other plan, program, or arrangement maintained by the Company that computes or determines benefits by reference to base pay or base salary. Subject to the terms of the plan documents and applicable law, amounts paid under this Agreement may be considered eligible compensation under the Company's defined contribution retirement plans; provided, however, that amounts to be paid under this Agreement shall not be eligible for employee deferral to any of the Company's nonqualified deferred compensation plans.

6. This Agreement to be Kept Confidential. As a material condition to this Agreement, the Employee agrees not to disclose the terms of this Agreement, without the Company's prior written permission, to anyone other than an immediate family member or an attorney, accountant or other

professional advisor who agrees in advance to honor this confidentiality requirement. Employee further understands that, so long as the Company has reporting obligations under SEC regulations the Company is not prohibited from disclosing the terms of this Agreement to the extent legally required by applicable reporting requirements. This Agreement also does not prohibit the Employee from disclosing the terms of this Agreement to the extent necessary to enforce this Agreement or disclosures to the extent legally required by a subpoena or court order, provided that the Company is notified in writing of such a disclosure obligation within five (5) days after it arises. Nothing in this Agreement prohibits the Employee from reporting to any governmental authority information concerning possible violations of law or regulation. In the event Employee violates the confidentiality obligations of this Section, the Company reserves the right to cancel this Agreement.

7. Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the state of Georgia, without regard to any principles governing conflicts of laws or canons of construction interpreting written agreements against the drafter.

8. Arbitration of Disputes. Final and binding arbitration shall be the exclusive remedy for all disputes between the Company and Employee regarding the validity, interpretation or effect of this Agreement. **By Initialing, Employee Agrees to the terms of this Section 8:**______

(a) **Procedure**. Any such arbitration shall be in accordance with the procedures of the American Arbitration Association ("AAA"). The arbitration hearing will be held before an experienced employment arbitrator or panel of arbitrators licensed to practice law in the state of Georgia and selected in accordance with the rules of the AAA. The forum for such arbitration shall be Atlanta, Georgia.

(b) **Required Notice**. The party seeking arbitration of a dispute under this Section must give specific written notice of any claim to the other party within six (6) months of the date the party seeking arbitration first has knowledge of the event giving rise to the dispute; otherwise, the claim shall be void and deemed waived, even if there is a federal or state statute of limitations which would have given more time to pursue the claim.

(c) **Expenses**. The Company shall initially be responsible for payment of arbitration costs, excluding Employee's attorneys' fees; provided, however, that the arbitrator shall have the authority to fashion an equitable division of costs if the arbitrator finds that such costs are unduly burdensome with respect to either party. All other costs and expenses associated with the arbitration, including but not limited to attorneys' fees, shall be borne by the party incurring the expense, unless applicable law provides for a different allocation, in which event the arbitrator can order that costs and expenses be allocated in accordance with applicable law. In any arbitration related to the breach of the terms of this Agreement, the arbitrator shall have the authority to award attorneys' fees and costs to the prevailing party.

9. Reasonableness and Severability. If any clause, phrase or provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, this shall not affect or render invalid or unenforceable the remainder of this Agreement. Furthermore, in the event that a court of law or equity determines that any restriction under this Agreement is not enforceable, this Agreement shall be deemed to be amended to the extent necessary, but only to the extent necessary, to permit the enforcement of the terms of this Agreement, as so amended.

10. Waiver. The waiver by either party of a breach by the other party of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together be one and the same agreement. The parties agree that signatures transmitted by facsimile or electronic mail will be deemed originals and that a

facsimile, photocopy, or scanned image of this Agreement, including without limitation, counterparts and any signature(s) or other marks thereon, shall be admissible in any legal, administrative, or other proceeding related to this Agreement with the same weight and binding effect as an original.

12. Entire Agreement. This Agreement sets forth the entire understanding of the Company and the Employee, and supersedes all prior agreements and communications, whether oral or written, with respect to the subject matter contained in this Agreement. This Agreement shall not be modified except by written agreement of the Employee and the Company.

13. Code Section 409A. Each payment under this Agreement is intended to be exempt from Code Section 409A or in compliance with Code Section 409A, and the provisions of this Agreement will be administered, interpreted and construed accordingly. In no event may the Employee, directly or indirectly, alter the designation of the calendar year in which any payment due hereunder is to be made under this Agreement, and in no event may the Employee delay, defer or accelerate any payment due under this Agreement. For purposes of Code Section 409A, each payment under this Agreement to the Employee shall be deemed a separate payment. Without limiting the generality of the foregoing, the term "termination of employment" or any similar term under the Agreement will be interpreted to mean "separation from service" to the extent necessary to comply with Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, if on Employee's termination of employment the Employee is deemed to be a "specified employee" within the meaning of Code Section 409A, any payment or benefit under this Agreement for which the commencement of payment is required to be delayed under Code Section 409A(a)(2)(B) shall not be paid or commence until the earliest of (i) the first business day following the expiration of six (6) months from the Employee's separation from service or (ii) the date of the Employee's death. Notwithstanding any provision of this Agreement to the contrary, in no event will any payment under this Agreement that constitutes "nonqualified deferred compensation" for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

Oglethorpe Power Corporation (An Electric Membership Corporation)

By: ______________________ 12/9/2024
Date

Print Name: Annalisa M. Bloodworth

Title: SVP & General Counsel as of the Effective Date, President and Chief Executive Officer as of February 1, 2025

Accepted by:

______________________ 12/9/2024.
Employee Signature Date

Print Name: Elizabeth Bush Higgins